     As filed with the Securities and Exchange Commission on May 15, 1996
                                                         Reg. No. ______________



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            NTN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                             The Campus                31-1103425
           (State or other jurisdiction of          5966 La Place Court       (I.R.S. Employer
           incorporation or organization)       Carlsbad, California  92008   Identification No.)
                                                      (619)438-7400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                    Ronald E. Hogan, Chief Financial Officer
                            NTN Communications, Inc.
                                   The Campus
                              5966 La Place Court
                           Carlsbad, California 92008
                                 (619) 438-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copy to:

                              Dale E. Short, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                            Proposed          Proposed Maximum
Title of Each Class of Securities        Amount To          Maximum         Aggregate Offering          Amount of
 To Be Registered                      Be Registered    Offering Price            Price(1)          Registration Fee
                                                         Per Share(1)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 par value.......   400,000 shares          $4.8125            $1,925,000                $664
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low sale prices of Registrant's Common Stock as reported on the American Stock Exchange on May 10, 1996.

                              ____________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                      SUBJECT TO COMPLETION, MAY 15, 1996

  PROSPECTUS

                            NTN COMMUNICATIONS, INC.
                                 400,000 Shares



       This Prospectus relates to the offer by the securityholder named herein (the "Selling Securityholder") for sale to the public from time to time of up to 400,000 shares of common stock, $.005 par value (the "Common Stock"), of NTN Communications, Inc. See "Selling Securityholder." Unless otherwise indicated herein, references herein to the "Company" mean NTN Communications, Inc. and its subsidiaries.

       The shares of Common Stock offered hereby are issuable upon the exercise of a Class WF Warrant (the "Warrant") to purchase Common Stock of the Company at a purchase price of $4.125 per share. The Warrant may be exercised at any time, or from time to time, during the period ending March 11, 2001. The Warrant is currently exercisable with respect to 273,333 of the shares covered thereby and will become exercisable with respect to the balance of the shares in increments, with each increment coinciding with and conditioned upon future funding to be provided by the Selling Securityholder in a transaction related to the original grant of the Warrant. See "Selling Securityholder." References herein to the "Shares" mean such of the 400,000 shares of Common Stock covered by the Warrant as to which the Warrant is or may become exercisable.

       Other than the exercise price of the Warrant (to the extent it may be exercised), the Company will not receive any proceeds from the sale of the Shares offered hereby. See "Use of Proceeds" and "Description of Securities."

       The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "NTN." As of May 9, 1996, the last sale price for the Common Stock as reported on the AMEX was $5.75. There is no established market for the Warrant. See "Price Range of Common Stock and Dividend Policy."

       SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           __________________________



                 The date of this Prospectus is May   , 1996.
                                                   ---

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the AMEX, and the Company's reports, proxy or information statements and other information filed with the AMEX may be inspected at the AMEX's offices at 86 Trinity Place, New York, New York, 10006-1881.

       Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission under the Exchange Act (Commission file no. 1-11460) are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which contains consolidated financial statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995; and (b) Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 29, 1996.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Ronald E. Hogan, Chief Financial Officer, NTN Communications, Inc., The Campus, 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Mr. Hogan at (619) 438-7400.

                                       2.

                                  RISK FACTORS

    The Shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus.

  HISTORY OF SIGNIFICANT LOSSES; RECENT RESULTS OF OPERATIONS

    The Company has a history of significant losses and had an accumulated deficit of $23,187,000 as of December 31, 1995. The Company reported a net loss of $3,948,000 for the year ended December 31, 1995, as compared to net income of $707,000 for the prior fiscal year, which was the Company's only year of profitable operations. There can be no assurance that the Company will operate profitably in the future. See "Selected Consolidated Financial Data."

  NEED FOR ADDITIONAL FINANCING

    The Company's working capital increased from $13,886,000 at December 31, 1994 to $18,416,000 at December 31, 1995, primarily due to significant proceeds from financing activities. The Company may continue to require additional working capital for operational expenses, new software and product development, marketing of services and purchase of hardware components relating to its services. There can be no assurance that the Company's currently available resources will be sufficient to allow the Company to support its operations until such time, if any, as its internally generated cash flow is able to consistently sustain the Company.

    The Company is exploring alternative capital financing possibilities that may include (i) additional lines of credit, (ii) lease financing of equipment the Company furnishes to subscribers, (iii) licensing of the Company's technology, (iv) sale of interests in subsidiaries, or (v) sale of additional debt or equity securities. With respect to lease financing, the Company has leased for three-year terms expiring in various amounts over the next three years, the Location Systems at a majority of its United States Locations. The Company has issued licenses and has received revenue for certain products and services for Australia, South Africa and Canada. The Company will continue to negotiate for additional lease financing and additional foreign licensing.

  PENDING LITIGATION

    The Company is currently defending litigation filed by various shareholders of the Company. The case, originally filed in June 1993 in the United States District Court for the Southern District of California (San Diego), is a consolidation of four lawsuits seeking class action status to recover unspecified damages for a drop in the market price of the Company's Common Stock following an announcement that an anticipated agreement under which the Company would sell certain equipment and services to an arm of the Mexican Government may be put out for bid. Although the Company has vigorously defended this litigation and believes based, in part, upon the opinion of outside counsel, in the merits of its defense, the Company has entered into substantive negotiations to resolve this matter out of court to avoid costly and protracted litigation in the best interests of its shareholders. A preliminary framework for such a resolution has been reached; however, any proposed settlement between the parties will be subject to notification to each of the class members and final court approval.

    On April 18, 1995, a class action lawsuit was filed in the United States District Court for the Southern District of California (San Diego). The lawsuit seeks unspecified damages and alleges violations of securities laws based upon the Company's projections for the fourth quarter of 1994 and for the 1994 fiscal year, and further alleges that certain insiders sold stock on information not generally known to the public. The Company has denied liability based upon the allegations contained in the complaint, which does not contain any statement or demand for a specific amount of damages. Significant discovery has been undertaken and, at this time, the Company intends to continue to vigorously contest the matter.

    On July 3, 1995, a single shareholder filed a separate lawsuit in Texas containing allegations essentially identical to those raised in the shareholder lawsuit filed in April 1995. The Company denies the allegations in the complaint and has filed its own counterclaim against third parties for indemnification. Upon the Company's motion, this case has been transferred from Texas to California, where no action has been taken since the date of transfer.

                                       3.

    The Company also is defending or prosecuting various previously reported lawsuits in federal courts in both the United States and Canada involving Interactive Network, Inc. ("IN"). All litigation between the Company and IN has been suspended pending substantive negotiations regarding a global resolution of all disputes between the parties.

    There can be no assurance that any or all of the preceding actions will be decided in favor of the Company. The Company believes, based in part on the advice of outside counsel, that the costs of defending and prosecuting these actions will not have a material adverse effect on the Company's financial position or results of operations and that any adverse outcome of the litigation involving IN also will not result in a material adverse effect on the Company's financial position or results of operation, or the Company's position in the interactive industry.

  DEPENDENCE ON LICENSES FOR BROADCAST RIGHTS; LACK OF CERTAIN LICENSES

    The Company's interactive sports games are broadcast in conjunction with live telecasts of football, baseball, basketball and hockey games. In order to effect this simultaneous broadcast, wherever possible the Company seeks to obtain licenses from the owners of the broadcast rights to the sporting events to utilize such telecasts for its interactive game programming. The Company's original, exclusive license agreement with the National Football League ("NFL") expired on March 31, 1995 and in August 1995, the Company entered into a new, exclusive license with National Football League Properties, Inc. ("NFLP") for QB1, which will expire on March 31, 1997 unless renewed by the NFLP. The Company's rights under the license may not be transferred or assigned without the NFLP's consent. For this purpose, an assignment includes, among other things, a merger or consolidation of the Company or the termination of employment of any of the Company's key management personnel. Major League Baseball Properties, Inc. ("MLBP") has agreed to grant the Company a license for the Company's proprietary interactive baseball game, "Diamondball." The license, which is to expire December 31, 1996 unless renewed, is subject to approval by the 28 major league clubs and the execution of MLBP's standard form licensing agreement. The Company currently is broadcasting QB1 in conjunction with college football games without any license. Limitations on the Company's sports licenses could have an adverse effect upon the Company's business. In addition, legal action by the owners or licensees of broadcast rights to college football games seeking to enjoin further broadcasts by the Company or money damages could preclude the playing of QB1 in connection with college football games.

  RELIANCE ON INDEPENDENT DISTRIBUTORS

    The Company relies in large part on the efforts of independent distributors to market and sell the NTN Network to its subscriber locations. The Company currently uses approximately 25 distributors who cover 49 states. The Company has entered into long-term agreements with certain of its distributors, but such agreements are typically terminable upon short notice. The loss of a significant number of these distributors would have a material adverse effect on the Company's business until such time, if any, as the Company found alternate means of servicing the markets currently served by such distributors.

  COMPETITION

    The Interactive Entertainment industry is in its formative stage, but currently may be divided into three major segments (1) media distribution services such as on-line services, telephone companies and cable television companies and Hospitality's NTN Network; (2) equipment providers such as computer and peripheral equipment manufacturers; and (3) content and programming providers, such as movie studios and software publishers. The Company does not act as a direct provider of equipment to consumers. The Company operates as a media distribution service through its own NTN Network. Also, the Company is a program provider to an array of other media distribution services to consumers utilizing a variety of equipment.

    NTN has a growing number of competitors in the programming segment of the Interactive Entertainment industry. The Company's programming content is not dependent upon, and consequently not bound by any particular technology or method of distribution to the consumer.

                                    4.

    The Company's programming competes generally with broadcast television, pay-per-view, and other content offered on cable television. In other mediums, the Company competes with other content and services available to the consumer through on-line services. The Company's programming is interactive in nature but is distinguished from other forms of interactive programming by its simultaneous multi-player format and the two-way interactive features. Presently, the technological capabilities of transmitting entertainment products to the consumer exceed the supply of quality programming and services available on the existing delivery systems.

    The Company competes in the hospitality and home markets for a share of the total home entertainment dollars against broadcast television, pay-per-view and other content offered on cable television. In the home market, the Company also competes with other programming available to consumers through on-line services such as AOL and Prodigy.

                                       5.

    The video game and entertainment software industry is very competitive. Competitive factors include access to licenses, brand name recognition, product features and quality, access to distribution channels and price. The Compoany's New World subsidiary competes with other developers of PC and video game entertainment software. Competitors vary in size from small companies with limited resources to very large companies such as Microsoft, Broderbund Software and Electronic Arts.

    Most of the industry leaders produce CD-ROM titles and most have greater financial and marketing capabilities than New World.

    With the entrance of motion picture, cable and TV companies, competition in the Interactive Entertainment and multimedia industries will likely intensify in the future. There can be no assurance that the Company will be able to compete successfully in the various markets in which it is engaged.

  POTENTIAL FOR TECHNOLOGICAL OBSOLESCENCE

    The computer industry and related businesses have been marked by rapid and significant technological development and change. There can be no assurance that ongoing technological developments will not render the Company's interactive technology and services obsolete, or that the Company will have the resources to respond to such technological change.

  UNCERTAIN PROPRIETARY PROTECTION

    The Company has two patent applications pending for its proprietary interactive technology. In addition, the Company relies on a combination of trademark and unfair competition laws, trade secrets and confidentiality procedures and agreements to protect rights it considers proprietary. The Company has copyrights for all of its programming, and the Company has registered the trademark QB1 and has registered trademarks for a significant number of its other services. However, no assurance can be given that such patents will issue, or if issued, the scope of the protection afforded by such patents. The Company currently is involved in litigation concerning the enforceability, scope and validity of proprietary rights. See "Risk Factors - Pending Litigation."

    New World regards all of its software as proprietary and attempts to protect it. New World has no patents, and existing copyright laws afford only limited practical protection for the New World's software. New World has entered into license agreements with foreign entities for the translation of its software into foreign languages and distribution in foreign countries. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the

                                       6.

  United States. In addition, New World has registered trademarks on "New World," "Might & Magic" and "King's Bounty." However, no assurance can be given as to the scope of protection afforded by such trademarks, or that New World would be able to effectively enforce such trademarks.

  INFLUENCE OF MANAGEMENT

    The Company's officers and directors and their affiliates own, in the aggregate, approximately 7% of the outstanding Common Stock as of May 6, 1996, and have the right, through the exercise of currently exercisable options and warrants to purchase 6,066,518 shares of Common Stock, to increase their percentage ownership to 21%. Therefore, these securityholders, if acting together, would have the ability to significantly influence the Company's affairs and operations. See "Description of Securities."

  ANTI-TAKEOVER PROVISIONS; TERMS OF EMPLOYMENT AGREEMENTS

    The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some securityholders might deem to be in their best interests, including takeover proposals in which securityholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual securityholders or a group of securityholders to elect directors. The Board of Directors believes, however, that these provisions are in the best interests of the Company and its securityholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors, which is in the best position to act on behalf of all securityholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filing of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's securityholders believes that such amendment would be in their best interest. See "Description of Securities -- Anti-Takeover Provisions."

  VOLATILITY OF STOCK PRICE

    Historically, the trading price of the Company's Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements regarding litigation, technological innovations or new products by the Company or its competitors, general conditions in the industries in which the Company competes and other events or factors, including factors such as analysts' expectations which are beyond the Company's control. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Company's
  Common Stock, and there can be no assurance that the trading price will not decline from is current level. See "Price Range of Common Stock and Dividend Policy."

  DIVIDEND POLICY

    The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future earnings, if any, will be retained for the operation and expansion of the Company's business. See "Price Range of Common Stock and Dividend Policy."

  EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND PREFERRED STOCK

    As of May 6, 1996, there were 4,465,330 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 2,716,330 shares are currently exercisable. An additional 239,400 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being

                                       7.

  exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan. In addition, the Company has outstanding warrants, including the Warrant described herein, to purchase an aggregate of 4,489,491 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, all of which warrants are currently exercisable. Substantially all of such warrants are subject to currently effective registration statements covering the resale of the warrants and the underlying warrant shares by the holders. The Company also has outstanding 162,612 shares of preferred stock which entitle holders thereof, upon surrender of the shares of preferred stock, to receive 45,548 shares of Common Stock. Such options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing, since the holders of those options, warrants and preferred stock can be expected to exercise or surrender them for conversion, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants and preferred stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's stockholders.

  SHARES ELIGIBLE FOR FUTURE SALE

    Approximately 6,220,400 shares of Common Stock outstanding as of the date of this Prospectus, including the Shares offered hereby, are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. All or substantially all of such shares are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, if two years have elapsed since the later of the date of acquisition of restricted shares from an issuer or from an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

    No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                          CERTAIN RECENT DEVELOPMENTS

    In 1995, the Company purchased shares of LearnStar, Inc. owned by ACT III Communications to increase its ownership in LearnStar, Inc. to 100%. In December 1995, the Company sold a 45% interest in LearnStar, Inc. to Associated Ventures Management Inc., an unaffiliated company, for $2,500,000.

    In December 1995, the Company sold a 10% interest in IWN, Inc. to Symphony LLC, an unaffiliated company for $350,000. Symphony LLC also became a limited partner in IWN L.P., an unconsolidated limited partnership in which IWN, Inc. is the general partner, by agreeing to contribute up to $2,650,000 to the partnership.


                                USE OF PROCEEDS

    Other than the exercise price of the Warrant (to the extent it may be exercised), the Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will pay the costs of this offering, which are estimated to be $_______. The holder of the Warrant is not obligated to exercise the Warrant, and there can be no assurance that the holder will choose to exercise the Warrant in whole or in part. The gross proceeds to the Company in the event that the Warrant is exercised in full would be $1,650,000.

                                       8.

    The Company intends to apply any net proceeds it receives from the exercise of the Warrants to augment its working capital and for general corporate purposes.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is listed on the AMEX under the symbol "NTN." The prices below are the high and low sales prices for the Common Stock as reported on the AMEX for periods shown.


                                                    LOW         HIGH
                                                 ---------   ----------
          1994
- ----------------------------------------------

          First Quarter.......................   $ 6         $ 10-1/8
          Second Quarter......................     4-5/8        7-1/2
          Third Quarter.......................     6-3/8        8-1/2
          Fourth Quarter......................     5-3/4        7-7/8

          1995
- ----------------------------------------------

          First Quarter.......................   $ 5-5/8     $  8-1/4
          Second Quarter......................     4-7/16       5-13/16
          Third Quarter.......................     4-3/8        6-1/8
          Fourth Quarter......................     4-1/8        5-3/16

          1996
- ----------------------------------------------

          First Quarter.......................   $ 3-1/8     $  4-9/16
          Second Quarter (through May 6, 1996)     3-7/8        6-3/8

       For a recent closing price for the Common Stock as reported on the AMEX see the cover page of this Prospectus. As of May 6, 1996, there were 3,999 record owners of the Common Stock according to information available from the Company's transfer agent.

       To date, the Company has not declared or paid any cash dividends with respect to its Common Stock, and the current policy of the Board of Directors is to retain earnings, if any, after payment of dividends on the Company's outstanding preferred stock to provide for the growth of the Company. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future. Further, there can be no assurance that the proposed operations of the Company will generate the revenues and cash flow needed to declare a cash dividend or that the Company will have legally available funds to pay dividends.

                                       9.

                      SELECTED CONSOLIDATED FINANCIAL DATA

       The selected data presented below under the captions "Selected Consolidated Statement of Operations Data" and "Selected Consolidated Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of NTN Communications, Inc. and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the report thereon, are incorporated by reference elsewhere in this Prospectus. The selected data should be read in conjunction with the consolidated financial statements for the three-year period ended December 31, 1995, the related notes and the independent auditors' report, which refers to a change in the method of accounting for investments in debt and equity securities in 1994.

                        SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                              (in thousands, except per share data)

                                                            Years Ended December 31
                                               --------------------------------------------------
                                                  1995       1994      1993       1992       1991
                                               -------    -------   -------    -------    -------
Total revenue ..............................   $31,771    $24,646   $17,258    $10,702    $ 5,853
Total cost of sales.........................    15,581      9,453     7,514      4,200      2,411
                                               -------    -------   -------    -------    -------
Gross profit................................    16,190     15,193     9,744      6,502      3,442
Total operating expenses....................    20,160     14,898    11,198      8,636      5,260
Investment income (expense), net............        22        412       434          -      (576)
Income taxes................................         -          -       281        106          -
                                               -------    -------   -------    -------    -------
Earnings (loss) before extraordinary item...    (3,948)       707    (1,301)    (2,240)    (2,394)
Extraordinary item..........................         -          -         -          -      3,889
Net earnings (loss).........................    (3,948)   $   707   $(1,301)   $(2,240)   $ 1,495
                                               -------    -------   -------    -------    -------
Earnings (loss) per share before
  extraordinary item(1).....................     $(.19)      $.03     $(.08)     $(.20)     $(.38)
Net earnings (loss) per share...............     $(.19)      $.03     $(.08)     $(.20)      $.24
                                               -------    -------   -------    -------    -------
Weighted average equivalent shares
  outstanding(1)............................    20,301     21,124    17,135     11,344      6,263

_______________
(1)  As adjusted to reflect a 1-for-20 reverse stock split effected in June
1991.

                   SELECTED CONSOLIDATED BALANCE SHEET DATA
                                (in thousands)

                                                                  December 31
                                               --------------------------------------------------
                                                  1995       1994      1993       1992       1991
                                               -------    -------   -------    -------    -------
Total current assets........................   $26,530    $18,844   $23,102    $ 9,004    $ 5,119
Total assets................................    42,813     31,239    27,240     10,171      5,604
Total current liabilities...................     8,114      4,958     2,933      2,554      2,810
Long-term debt, less current portion........         2          8       163         18         91
Shareholders' equity........................    33,451     25,457    23,653      7,432      2,703

                                      10.

                             SELLING SECURITYHOLDER

  INVESTMENT AGREEMENT

       In March 1996, the Company issued to Symphony IWN Investment LLC ("Symphony Investment") a Class WF Warrant to purchase up to 400,000 shares of the Company's Common Stock. See "Terms of the Warrant" below. The Warrant was issued in connection with and as part of an Investment Agreement, dated as of December 31, 1995 (the "Investment Agreement"), entered into among the Company, IWN, Inc., then a wholly owned subsidiary of the Company ("IWN"), and Symphony Management Associates, Inc., an affiliate of Symphony Investment ("Symphony Management"). Pursuant to the terms of the Investment Agreement, Symphony entered into a Third Amended and Restated Agreement of Limited Partnership (the "Amended Partnership Agreement") of IWN, L.P. (the "IWN Partnership"), a limited partnership of which IWN is the general partner, under which Symphony agreed to provide up to $2,650,000 to the IWN Partnership in accordance with the funding schedule set forth in the Amended Partnership Agreement. As part of the transactions contemplated by the Investment Agreement, Symphony also purchased from the Company 10% of the outstanding shares of common stock of IWN for an aggregate purchase price of $350,000 and purchased the Warrant for a purchase price of $400. In connection with the issuance of the Warrant, the Company and Symphony entered into a Registration Rights Agreement under which the Company agreed to file the Registration Statement of which this Prospectus is a part in order to register the shares of Common Stock underlying the Warrant for resale on behalf of Symphony Investment. The Registration Rights Agreement also affords Symphony Investment certain piggyback rights with respect to future registrations by the Company under the Securities Act.

       The Company granted Symphony Investment certain rights under the Investment Agreement to cause the Company to repurchase its interest in the IWN Partnership and its shares of common stock of IWN for a prescribed purchase price determined by reference to, among other things, the aggregate appreciation, if any, in the value of the shares of Common Stock underlying the Warrant. This "put option" may be exercised during the period commencing April 1, 1997 and ending December 1, 1997. The Company also has agreed to pay Symphony Investment $295,000 in the event its put option expires without being exercised.

       In connection with the transactions described above, the Company granted Frank S. Scarpa, the principal owner of Symphony Investment and the principal stockholder and [Chairman and Chief Executive Officer] of Symphony Management, the right to attend meetings of the Company's Board of Directors as a visitor. The Company also granted Symphony Management the right to cause the Company to designate a representative of Symphony Management to serve as a director of the Company for so long as Symphony Investment or its affiliates owns the Warrant.

  TERMS OF THE WARRANT

       The Warrant is exercisable at any time on or before March 11, 2001 at an exercise price of $4.125 per share. The Warrant is currently exercisable with respect to 273,333 of the underlying shares of Common Stock and will become exercisable as to the balance of 126,667 shares of Common Stock covered thereby in increments, with each increment coinciding with, and conditioned upon, Symphony Investment's funding of certain future capital contributions to the IWN Partnership as provided in the Partnership Agreement as follows:

       (a) as to an additional 33,333 shares upon Symphony Investment's payment to the IWN Partnership of $250,000 on or before July 2, 1996;

       (b) as to an additional 40,000 shares upon Symphony Investment's payment to the IWN Partnership of $300,000 on or before October 1, 1996;

       (c) as to an additional 13,334 shares upon Symphony Investment's payment to the IWN Partnership of $100,000 on or before January 7, 1997; and

       (d) as to the remaining 40,000 shares upon Symphony Investment's payment to the IWN Partnership of $300,000 on or before April 1, 1997.

                                      11.

       In the event Symphony Investment fails to pay when due any of the amounts described above, the holder of the Warrant will not have any right to purchase the incremental shares of Common Stock corresponding to such payment and such right will terminate. The IWN Partnership may waive Symphony Investment's obligation to make any of the foregoing payments. References herein to the "Shares" means much of the 400,000 shares of Common Stock covered by the Warrant as to which the Warrant is or may become exercisable.

       The Warrant contains certain antidilution provisions that require adjustments in the exercise price and the number of shares of Common Stock purchasable thereunder in the event of a stock dividend, subdivision or confirmation of the outstanding shares of Common Stock or in the event of a recapitalization of the Company and certain similar events. In addition, the exercise price and number of shares purchasable under the Warrant are to be adjusted in the event the Company issues additional shares of Common Stock for no consideration, or for a consideration per share less than 85% of the Current Market Price (as defined) of the Common Stock. No such adjustment will be required in connection with the sale or issuance of Common Stock under any employee stock option or other employee plan approved by the Company's Board of Directors. The Warrant allows for cashless exercises by means of the Company's withholding of shares of Common Stock otherwise issuable to the holder, which shares are to be valued for this purpose based on the market price of the Common Stock.

       The Warrant constitutes a "restricted security" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. As such, it generally is not currently transferable. However, the shares of Common Stock issuable upon exercise of the Warrant being offered hereby, when issued upon exercise of the Warrant and sold pursuant to this Prospectus, will be currently transferable without restriction under the Securities Act.

       The terms of the foregoing transactions were determined by arm's-length negotiations between the Company and Symphony Management. Neither Symphony Management, Symphony Investment nor their affiliates had or has any material relationship with the Company or its officers, directors or affiliates except as described above.

  SELLING SECURITYHOLDER TABLE

       The following table sets forth as of May 6, 1996 the number and percent of shares of Common Stock owned by the Selling Securityholder, the number of shares of Common Stock offered by it, and the number and percent of shares of Common Stock to be held by it after the conclusion of this offering.

                                          Before Offering                                   After Offering
                                    ----------------------------                      --------------------------
                                     Number of                                          Number of
                                       Shares                        Number of           Shares
      Selling                       Beneficially                      Shares          Beneficially
  Securityholder                       Owned          Percent(1)   Being Offered          Owned       Percent
  --------------                    ------------      ----------   -------------      -------------   ----------

Symphony IWN Investment LLC(2)...        400,000(3)     1.7%             400,000(3)               0         0%

  -----------------
  (1) Based on 23,327,484 shares of Common Stock outstanding as of May 6, 1996 and the 400,000 shares of common stock issuable upon exercise of the warrant.

  (2) Frank S. Scarpa, the principal owner of Symphony Investment, controls Symphony Investment and, as such, may be deemed to be a beneficial owner of the shares held of record by it.

  (3) The Warrant is exercisable as of May 6, 1996 with respect to 273,333 of the shares shown. The Warrant will become exercisable with respect to the balance of the shares shown as beneficially owned as described above.



                                      12.

                              PLAN OF DISTRIBUTION

    The Selling Securityholder has advised the Company that it may exercise the Warrant from time to time and sell, directly or through brokers, such Shares as may be issued upon the exercise of the Warrant in negotiated transactions or in one or more transactions on the AMEX, or otherwise, at the prices prevailing at the time of sale. In connection with such sales, the Selling Securityholder and any participating broker may be deemed to be "underwriters" of the Shares so sold within the meaning of the Securities Act, although the offering of the Shares will not be underwritten by a broker-dealer firm.

    The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Securityholder and any discounts or commissions payable with respect to sales of such Shares.

    The Company has informed the Selling Securityholder that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to its sales of the Shares and has furnished the Selling Securityholder with a copy of these rules, as well as a copy of certain interpretations thereof by the Securities and Exchange Commission. The Company also has advised the Selling Securityholder of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


                           DESCRIPTION OF SECURITIES

    The Company's authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.005 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock. The Preferred Stock may be issued in one or more series; the only series currently designated is a series of 5,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock").

  COMMON STOCK

    On May 6, 1996, there were 23,327,484 shares of Common Stock outstanding.

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the securityholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of legally available funds, after payment of any dividends required on the outstanding Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and for any payments with respect to the Preferred Stock. The holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of the Series A Preferred Stock, and may be subject to the rights of the holders of such other Preferred Stock as the Company may issue in the future, although the Company has no plans at this time to issue additional Preferred Stock.

  PREFERRED STOCK

    On May 6, 1996, there were 162,612 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to an annual dividend of 10% of the original issue price of $1.00 per share, payable semiannually on December 1 and June 1 of each year in cash or, at the option of the Company, by means of the issuance of shares of Common Stock, which are to be valued for this purpose at the fair market value of the Common Stock. The Company is current in the payment of all dividends on the Series A Preferred Stock. Upon liquidation, dissolution and winding up of the Company, each holder of the Series A Preferred Stock shall be entitled to receive $1.00 per share before any payment shall be made with respect to the outstanding shares of the Common Stock. Each share of the Series A Preferred Stock is convertible into approximately .2801 share of Common Stock at any time at the option of the holders of the Series A Preferred Stock. The rate of conversion is subject to certain antidilution provisions. The holders of the Series A Preferred Stock do not have any voting, preemptive, subscription or redemption rights.

                                      13.

    Additional shares of Preferred Stock may be issued without securityholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without securityholder approval, may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company. The Company has no present plan or arrangement to issue any additional shares of common stock.

  ANTI-TAKEOVER PROVISIONS

    The provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), summarized in the succeeding paragraphs, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer, takeover attempt or change in control that a securityholder might consider to be in such securityholder's best interest, including those attempts that might result in a premium over the market price for the shares held by securityholders.

    Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws

    The Certificate provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate, including those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; indemnification of directors, officers and others; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board of Directors or by an affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. These voting requirements will have the effect of making more difficult any amendment by securityholders, even if a majority of the Company's securityholders believes that such amendment would be in their best interests.

    Classified Board of Directors

    The Certificate and the Bylaws divides the Board of Directors into three classes, each class to be nearly equal in number as possible, each class serving staggered three-year terms. Presently, two directors of the Company are subject to re-election at each annual meeting of securityholders.

    The classification of directors and provisions in the Certificate that limit the ability of securityholders to increase the size of the Board of Directors without the vote of at least 80% of the total voting power of all outstanding voting securities, together with provisions in the Certificate that limit the ability of securityholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for securityholders to change the composition of the Board of Directors. As a result, at least two annual meetings of securityholders may be required for the securityholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its securityholders and whether or not a majority of the Company's securityholders believes that such a change would be desirable.

    Certain Securityholder Action

    The Certificate requires that securityholder action be taken at an annual meeting or special meeting of securityholders called pursuant to a resolution adopted by a majority of the Board of Directors and prohibits securityholder action by written consent.

    Section 203 of the Delaware General Corporation Law

    The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Subject to certain exceptions summarized below, Section 203 prohibits any Interested Securityholder from engaging

                                      14.

  in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Securityholder. Interested Securityholder, as defined, includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Securityholder is determined. Subject to certain exceptions, a "business combination" includes, among other things:
  (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Securityholder, except pursuant to a transaction that effects a pro rata distribution to all securityholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Securityholder; and (v) any receipt by the Interested Securityholder of the benefit (except proportionately as a securityholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    Section 203 does not apply to a business combination if: (i) before a person became an Interested Securityholder, the board of directors of the corporation approved the transaction in which the Interested Securityholder became an Interested Securityholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Securityholder, the Interested Securityholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Securityholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of securityholders (and not by written consent) by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Securityholder.

  SHARES ELIGIBLE FOR FUTURE PUBLIC SALE

    On May 6, 1996 there were 23,327,484 shares of Common Stock outstanding. Of such shares of Common Stock, approximately 6,220,400 shares, including the Shares offered hereby, are "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. All or substantially all of such shares, including the Shares offered hereby, are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as the registration statements remain effectively. Moreover, in general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. If the shares in question were acquired from the Company in transactions not involving a public offering, then they may not be sold under Rule 144 until they have been outstanding for at least two years. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person is entitled to sell shares that have been outstanding for at least three years without regard to the volume, manner of sale or notice requirements.

    No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

    As of May 6, 1996, there were 4,465,330 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 2,716,330 shares are currently exercisable. An additional 239,400 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being

                                      15.

  exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan. In addition, the Company has outstanding warrants, including the Warrant described herein, to purchase an aggregate of 4,489,491 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, all of which warrants are currently exercisable. The Company also currently has effective Registration Statements covering the resale of substantially all of such warrants and the shares issuable upon exercise of such warrants (including the Shares offered hereby) by the holders. The Company also has 162,612 shares of preferred stock outstanding which entitle holders thereof to receive, upon surrender of the shares of preferred stock, 45,548 shares of Common Stock. Such options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing. Such options and warrants are likely to be exercised and such preferred stock is likely to be converted into shares of Common Stock, if at all, only at a time when the exercise price or conversion price, as the case may be, is less than the market price of the Common Stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. Moreover, the holders of those options, warrants and preferred stock can be expected to exercise or surrender them, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants or preferred stock. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's securityholders.

  TRANSFER AGENT AND WARRANT AGENT

    The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.


                                 LEGAL MATTERS

    Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion to the effect that the Shares offered hereby by the Selling Securityholder, when sold and paid for, will be duly and validly issued, fully paid and nonassessable. Such counsel owns 12,671 shares of Common Stock as of the date of this Prospectus.


                                    EXPERTS

    The consolidated financial statements and schedule of NTN Communications, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 consolidated financial statements refers to a change in the method of accounting for investments in debt and equity securities in 1994.

                                      16.

================================================================================

  No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                                _______________


                               TABLE OF CONTENTS

                                     Page
                                     ----

Available Information...............
Incorporation of Certain............
Documents by Reference..............
Risk Factors........................
Certain Recent Developments.........
Use of Proceeds.....................
Price Range of Common Stock.........
and Dividend Policy.................
Selected Consolidated Financial Data
Selling Securityholder..............
Plan of Distribution................
Description of Securities...........
Legal Matters.......................
Experts.............................
================================================================================
================================================================================



                         400,000 Shares of Common Stock



                            NTN COMMUNICATIONS, INC.



                                  ____________


                                   PROSPECTUS
                                  ____________



                                  May 15, 1996

================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

        SEC registration fee.........................  $   638
        Printing expenses............................    1,000
        Accounting fees and expenses.................
        Legal fees and expenses......................   10,000
        Fees and expenses for qualification under
          state securities laws......................    1,000
        Miscellaneous................................
                                                       -------
         Total.......................................  $
                                                       =======


   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

       The Registration Rights Agreement between the Company and the Selling Securityholder provides that the Company shall indemnify the Selling Securityholder, and the Selling Securityholder shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.

       The Company has entered into indemnity agreements with certain of its outside directors. Pursuant to the indemnity agreement, the Company agrees to indemnify each outside director who is a party to the indemnity agreement under certain circumstances in which such outside director or the Company is named as a party to a proceeding (as that term is defined).

   ITEM 16.  EXHIBITS

       The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

   4.1 Specimen Common Stock certificate (previously filed as an exhibit to the Company's Registration Statement on Form 8-A (Reg. No. 0-19383) and incorporated herein by reference)

   4.2 Common Stock Purchase Warrant (WF-01) of NTN Communications, Inc. in favor of Symphony IWN Investment LLC

   4.3 Investment Agreement, dated as of December 31, 1995, among NTN Communications, Inc., IWN, Inc. and Symphony Management Associates, Inc. (filed as exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

   4.4 Registration Rights Agreement between NTN Communications, Inc. and Symphony IWN Investment LLC (filed as exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

   5   Opinion of Troy & Gould Professional Corporation

  23.1 Consent of Troy & Gould Professional Corporation (included in Exhibit
       5)

  23.2 Consent of KPMG Peat Marwick LLP (included on page II-5 hereof)

  24   Power of Attorney (included on page II-4)
  ___________________


   ITEM 17.  UNDERTAKINGS

        (a) The undersigned Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Company hereby undertakes:

             That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section
        15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on May 15, 1996.

                                  NTN COMMUNICATIONS, INC.



                                  By:  /s/ Patrick J. Downs
                                     ---------------------------
                                     Patrick J. Downs,
                                     Chief Executive Officer


                               POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Downs and Ronald E. Hogan, and each of them, his true and lawful attorneys-in-fact and agents, each with power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or their substitute or substitutes, may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                                Title                       Date
- ---------                                ------                      ----

/s/  Patrick J. Downs          Chairman of the Board of Directors   May 15, 1996
- ----------------------------   and Chief Executive Officer
   Patrick J. Downs


/s/  Daniel C. Downs           President, Chief Operating Officer   May 15, 1996
- ----------------------------   and Director
Daniel C. Downs


/s/  Ronald E. Hogan           Senior Vice President - Finance and  May 15, 1996
- ----------------------------   Secretary (Principal Financial
Ronald E. Hogan                and Accounting Officer)


/s/  Donald C. Klosterman      Director                             May 15, 1996
- ----------------------------
Donald C. Klosterman


/s/  Alan P. Magerman          Director                             May 15, 1996
- ----------------------------
Alan P. Magerman


/s/ A. R. Rozelle              Director                             May 15, 1996
- ----------------------------
A. R. Rozelle

   The Board of Directors
   NTN Communications, Inc.:

       We consent to the use of our report incorporated by reference and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

       Our report dated April 12, 1996 refers to a change in the method of accounting for investments in debt and equity securities in 1994.


                                KPMG Peat Marwick LLP

   San Diego, California
   May 13, 1996

                                 EXHIBIT INDEX
                                 -------------



                                                                                           Sequential
Exhibit                                                                                       Page
Number                                     Description                                       Number
- -------   ------------------------------------------------------------------------------   ----------
    4.1   Specimen Common Stock certificate (previously filed as an exhibit to the
          Company's Registration Statement on Form 8-A (Reg. No. 0-19383) and
          incorporated herein by reference)

    4.2 Common Stock Purchase Warrant (WF-01) of NTN Communications, Inc. in favor of Symphony IWN Investment LLC

    4.3   Investment Agreement, dated as of December 31, 1995, among NTN
          Communications, Inc., IWN, Inc. and Symphony Management Associates,
          Inc. (filed as exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

    4.4   Registration Rights Agreement between NTN Communications, Inc. and
          Symphony IWN Investment LLC (filed as exhibit 10.23 to the Company's
          Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

    5     Opinion of Troy & Gould Professional Corporation

   23.1   Consent of Troy & Gould Professional Corporation (included in Exhibit 5)

   23.2   Consent of KPMG Peat Marwick LLP (included on page II-5 hereof)

   24     Power of Attorney (included on page II-4)

                                 EXHIBIT INDEX
                                 -------------



                                                                                           Sequential
Exhibit                                                                                       Page
Number                                     Description                                       Number
- -------   ------------------------------------------------------------------------------   ----------
    4.1   Specimen Common Stock certificate (previously filed as an exhibit to the
          Company's Registration Statement on Form 8-A (Reg. No. 0-19383) and
          incorporated herein by reference)

    4.2 Common Stock Purchase Warrant (WF-01) of NTN Communications, Inc. in favor of Symphony IWN Investment LLC

    4.3   Investment Agreement, dated as of December 31, 1995, among NTN
          Communications, Inc., IWN, Inc. and Symphony Management Associates,
          Inc. (filed as exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

    4.4   Registration Rights Agreement between NTN Communications, Inc. and
          Symphony IWN Investment LLC (filed as exhibit 10.23 to the Company's
          Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

    5     Opinion of Troy & Gould Professional Corporation

   23.1   Consent of Troy & Gould Professional Corporation (included in Exhibit 5)

   23.2   Consent of KPMG Peat Marwick LLP (included on page II-5 hereof)

   24     Power of Attorney (included on page II-4)